Exhibit 99.1

MRU Holdings, Inc.

and

MRU ABS II LLC

TRANSFER AND CONTRIBUTION AGREEMENT

Dated as of _____ __, 20__

TABLE OF CONTENTS

1.	DEFINITIONS	1

2.	CONTRIBUTION OF STUDENT LOANS	1

3.	OWNERSHIP OF CONTRIBUTED STUDENT LOANS; INTENDED CHARACTERIZATION; GRANT OF SECURITY INTEREST	2

4.	GENERAL REPRESENTATIONS AND WARRANTIES OF TRANSFEROR	2

5.	ADDITIONAL REPRESENTATIONS AND WARRANTIES OF TRANSFEROR	3

6.	REPRESENTATIONS AND WARRANTIES OF MRU ABS	6

7.	SOLE REMEDY	7

8.	INDEMNIFICATION	8

9.	ASSIGNMENT	8

10.	THIRD PARTY BENEFICIARIES	8

11.	NOTICES	8

12.	NON PETITION	9

13.	GOVERNING LAW	9

14.	MANNER OF PAYMENTS	9

15.	ENTIRE AGREEMENT	9

16.	AMENDMENT AND WAIVER	9

17.	SEVERABILITY	9

18.	HEADINGS	9

19.	COUNTERPARTS	9

THIS TRANSFER AND CONTRIBUTION AGREEMENT (this “Agreement”), dated as of _____ __, 20__, is made by and between MRU Holdings, Inc., a Delaware corporation having its principal location at 590 Madison Avenue, 13th Floor, New York, New York 10022 (“Transferor”), and MRU ABS II LLC, a Delaware limited liability company, having its principal location at 590 Madison Avenue, 13th Floor, Suite 200, New York, New York 10022 (“MRU ABS”).

WHEREAS, Transferor has agreed to transfer and convey to MRU ABS, and MRU ABS has agreed to accept from Transferor, on any Transfer Date, certain Student Loans on the terms set forth herein. The term “Transfer Date”, for purposes of this Agreement, refers to the Closing Date [and each subsequent date no later than ________, 20__ selected by the Transferor].

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferor and MRU ABS agree as follows:

1.          Definitions. The terms used in this Agreement shall be defined as set forth herein and on Schedule 1 hereto. Capitalized terms which are not defined herein shall have the meaning set forth in that certain Indenture, dated as of _____ __, 20__ (the “Indenture”), by and between MRU Student Loan Trust 20__-_, as issuer, and ________, as indenture trustee.

2.	Contribution of Student Loans.
(a)

Subject to the terms and conditions of this Agreement, on each Transfer Date Transferor agrees to contribute to the capital of, and transfer, assign, and otherwise convey to, MRU ABS, without recourse (except to the extent specifically provided herein), and MRU ABS hereby agrees to accept and acquire, all right, title and interest of Transferor in and to the Student Loans identified on Schedule 2 to this Agreement (the “Contributed Student Loans”). For each Transfer Date, the Transferor shall prepare a revised Schedule 2 showing the additional Contributed Student Loans to be transferred to MRU ABS on such Transfer Date, and thereafter until further revised pursuant to this Section 2(a) such revised Schedule 2 shall be in effect.

(b)	Transferor agrees to cause to be delivered to MRU ABS or MRU ABS’s designated custodian at MRU ABS’s cost, the Student Loan Files of all Contributed Student Loans.
(c)

Transferor shall file any necessary Uniform Commercial Code financing statements, and cause to be filed such continuation statements, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interest of MRU ABS in the Contributed Student Loans and the proceeds thereof. Transferor shall deliver (or cause to be delivered) to MRU ABS file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing.

(d)

Transferor hereby assigns to MRU ABS with respect to each Contributed Student Loan conveyed to MRU ABS pursuant to this Agreement, all of Transferor’s rights to any refunds, credits or adjustments and the interest accruing on each such Contributed Student Loan.

3.         (a)        Ownership of Contributed Student Loans. On and after each Transfer Date, MRU ABS shall be the sole owner for all purposes (e.g., tax, accounting and legal) of the Contributed Student Loans contributed by Transferor on such date and shall be entitled to all of the rights, privileges, and remedies applicable to said ownership interest. Transferor agrees to make entries on its books and records to clearly indicate the contribution of such Contributed Student Loans as of each Transfer Date. Transferor does not assume and shall not have any liability to MRU ABS for the repayment of any such Contributed Student Loans; provided that the Transferor shall promptly forward any payments on any such Contributed Student Loans that it receives to a bank account designated for this purpose by MRU ABS. Transferor shall forward such payments on any Contributed Student Loans via wire transfer. Transferor hereby agrees and acknowledges that any such payments on any such Contributed Student Loans so received by Transferor shall be held in trust for MRU ABS.

(b)       Intended Characterization; Grant of Security Interest. It is the intention of the parties hereto that each transfer of Contributed Student Loans to be made pursuant to the terms hereof shall constitute an absolute transfer with the effect described in Section 3(a) by the Transferor to MRU ABS and not a loan secured by the Contributed Student Loans. In the event, however, that a court of competent jurisdiction were to hold that any such transfer constitutes a loan and not an absolute transfer, it is the intention of the parties hereto that the Transferor shall be deemed to have granted to MRU ABS as of the date hereof a first priority perfected security interest in all of the Transferor’s right, title and interest in, to and under the Contributed Student Loans and that with respect to such transfer, this Agreement shall constitute a security agreement under applicable law.

4.          General Representations and Warranties of Transferor. Transferor hereby represents and warrants as of each Transfer Date that:

(a)

Transferor is a Delaware corporation, duly organized, validly existing under the laws of Delaware and has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement and the transfer of the Contributed Student Loans on the related Transfer Date have been and will continue to be duly authorized and are not and will not be in conflict with and do not violate the terms of the charter or bylaws of Transferor and will not result in a breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Transferor is a party.

(b)

All approvals, authorizations, licenses, registrations, consents, and other actions by, notices to, and filings with, any Person that may be required in connection with the execution, delivery, and performance of this Agreement by Transferor, have been obtained.

(c)

This Agreement constitutes a legal, valid, and binding obligation of Transferor, enforceable against Transferor in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(d)

There are no proceedings or investigations pending or, to the best knowledge of Transferor, threatened against Transferor (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation by Transferor of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Transferor, would materially and adversely affect the validity or enforceability of this Agreement.

(e)	Transferor is not Insolvent.
(f)	The execution, delivery and performance of this Agreement by Transferor comply with all Applicable Law.

The representations and warranties set forth in this Section 4 shall survive the contribution and transfer of the Contributed Student Loans to MRU ABS pursuant to this Agreement.

5.          Additional Representations and Warranties of Transferor. Transferor hereby represents and warrants that, as of the relevant Transfer Date:

(a)

Each Contributed Student Loan transferred to MRU ABS on such Transfer Date was originated by an Originating Lender, and this Agreement constitutes a valid transfer, assignment, set-over and conveyance to MRU ABS of all of Transferor’s right, title, and interest in and to such Contributed Student Loan.

(b)	Transferor shall maintain its records in a manner to clearly and unambiguously reflect the ownership of MRU ABS in each of the Contributed Student Loans transferred hereunder on such Transfer Date.
(c)

With respect to each Contributed Student Loan transferred hereunder on such Transfer Date: (i) Transferor has done nothing that would alter the terms and conditions or the amount of such Contributed Student Loan; and (ii) there is no restriction on Transferor’s authority to assign such Contributed Student Loan on such Transfer Date.

(d)	For each Contributed Student Loan transferred pursuant to this Agreement on such Transfer Date:
(1)	each such Contributed Student Loan is fully enforceable;

(2)       the amount of the unpaid principal balance of each Contributed Student Loan is due and owing, and no counterclaim, offset, defense or right to rescission exists with respect to any such Contributed Student Loan which can be asserted and maintained or which, with notice, lapse of time, or the occurrence or failure to occur of any act or event, could be asserted and maintained by the Borrower against the owner of the Contributed Student Loan;

(3)       each such Contributed Student Loan (A) was originated in the United States of America, its territories, its possessions or other areas subject to its jurisdiction by an Originating Lender in the ordinary course of its business to an eligible Borrower under applicable law and (B) provides or, when the payment schedule with respect thereto is determined, will provide for payments on a periodic basis that fully amortize the principal amount of such Contributed Student Loan by its maturity, as such maturity may be modified in accordance with any applicable deferral or forbearance periods granted in accordance with applicable laws and restrictions;

(4)       each Contributed Student Loan is denominated and payable only in U.S. Dollars;

(5)       each Borrower is a U.S. citizen or has a valid social security number or has a co-borrower who is a U.S. citizen or permanent resident;

(6)       each Contributed Student Loan was made in compliance with all applicable state and federal laws, rules and regulations, including, without limitation, all applicable nondiscrimination, truth-in-lending, consumer credit and usury laws;

(7)       each Contributed Student Loan is evidenced by an executed promissory note, which note is a valid and binding obligation of the Borower, enforceable by or on behalf of the holder thereof in accordance with its terms, subject to bankruptcy, insolvency and other laws relating to or affecting creditors’ rights;

(8)       no fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Contributed Student Loan has taken place on the part of any Person, including, without limitation, the Borrower, unless Transferor demonstrates that such fraud, error, omission, misrepresentation, negligence or similar occurrence will not affect the collectability of such Contributed Student Loan;

(9)       the origination, servicing and collection practices used by the applicable Originating Lender, each servicer of the Contributed Student Loan and the Borrower with respect to the Contributed Student Loan have been in all material respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all material respects legal and proper;

(10)     the proceeds of the Contributed Student Loan have been disbursed except for future advances required thereunder, if any;

(11)     all costs, fees and expenses incurred in making or closing the Contributed Student Loan are paid, and the Borrower is not entitled to any refund, rebate or reduction of any amounts paid or due under the Student Loan Note;

(12)     nothing exists that would prohibit the sale of the Contributed Student Loan by Transferor to a willing purchaser;

(13)     there is only one original executed copy of the promissory note evidencing each Contributed Student Loan;

(14)     no Contributed Student Loan has a Borrower which is noted in the related records of the Servicer as being currently involved in a bankruptcy proceeding, deceased or permanently disabled;

(15)     each Contributed Student Loan is accruing interest (whether or not such interest is being paid currently by applicable Borrower or is being capitalized), except as otherwise expressly permitted by the Indenture;

(16)     no Contributed Student Loan is subject to an interest cap other than as may be required under New York laws;

(17)     each Borrower is attending or did attend an Eligible Educational Institution;

(18)     each Contributed Student Loan has a FICO score of not less than [___];

(19)     immediately prior to its transfer pursuant to this Agreement, each Contributed Student Loan was the subject of the Servicing Agreement; MRU Funding SPV Inc. is not in default in any material respect in the performance of any covenants and agreements made in the Servicing Agreement and all amounts due and payable to the servicer under the Servicing Agreement have been paid in full;

(20)     as of the related date of origination, no Contributed Student Loan was a Delinquent Student Loan or a Defaulted Student Loan and as of the respective Transfer Date, no Contributed Student Loan has a payment that is 60 days or more past due;

(21)     as of the related date of origination, each Borrower was eligible for a Student Loan under the Credit Policy and has executed a Loan Agreement;

(22)     each Contributed Student Loan was originated in conformity with the “loan acceptance criteria” (including, without limitation, any general policies, eligible borrower criteria, creditworthiness criteria and “good credit” criteria) and the “loan program terms” (including, without limitation, the loan amount, the interest rate) or any similar criteria or terms, however so designated, as described in the prospectus for the Notes, dated _____ __, 20__;

(23)     Transferor was the legal and beneficial owner of all right, title and interest in and to each Contributed Student Loan transferred on such Transfer Date, and each such Contributed Student Loan was free and clear of all liens, pledges or encumbrances whatsoever immediately prior to the transfer of such Contributed Student Loan to MRU ABS pursuant hereto; and

(24)     All loan documentation required pursuant to the Custodial Agreement to be delivered to the Custodian prior to the acquisition of such Contributed Student Loan by MRU ABS shall be so delivered.

(e)

As of the end of the Acquisition Period, each Contributed Student Loan, in the aggregate with all other Contributed Student Loans, shall meet the following criteria (percentages are based on the aggregate principal balance of the Contributed Student Loans at the end of the Acquisition Period (including accrued interest thereon to the extent such interest will be capitalized upon commencement of repayment or during deferment or forbearance)):

(1)       the percentage of non-cosigned Contributed Student Loans shall not exceed __%;

(2)       the weighted average FICO score for non-cosigned Contributed Student Loans shall not be less than ___;

(3)        the weighted average FICO score for cosigned Contributed Student Loans shall not be less than ___; and

(4)       the percentage of proprietary school Contributed Student Loans shall not exceed __%.

The representations and warranties set forth in this Section 5 shall survive the transfer and contribution of the Contributed Student Loans to MRU ABS pursuant to this Agreement.

The Transferor hereby consents to the assignment by the Depositor to the Issuer of all of the Depositor’s rights and remedies under this Agreement pursuant to the terms of the Deposit Agreement.

6.          Representations and Warranties of MRU ABS. MRU ABS hereby represents and warrants to Transferor, as of each Transfer Date that:

(a)

MRU ABS is a Delaware limited liability company, duly organized and validly existing in good standing under the laws of Delaware, and has full power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement have been duly authorized, and are not and will not be in conflict with and do not violate the terms of the limited liability company agreement of MRU ABS, and will not result in a breach of or constitute a default under or require any consent under any indenture, loan, or agreement to which MRU ABS is a party;

(b)

All approvals, authorizations, licenses, registrations, consents, and other actions by, notices to, and filings with any Person required to be obtained for the execution, delivery, and performance of this Agreement by MRU ABS, have been obtained;

(c)

This Agreement constitutes a legal, valid, and binding obligation of MRU ABS, enforceable against MRU ABS in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect, including the rights and obligations or receivers and conservators under federal law which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(d)

There are no proceedings or investigations pending or, to the best knowledge of MRU ABS threatened against MRU ABS (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation by MRU ABS of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of MRU ABS, would materially and adversely affect the performance by MRU ABS of its obligations under this Agreement, or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement;

(e)	MRU ABS is not Insolvent; and
(f)	The execution, delivery and performance of this Agreement by MRU ABS comply with Applicable Laws.

The representations and warranties set forth in this Section 6 shall survive the contribution, transfer and assignment of the Contributed Student Loans to MRU ABS pursuant to this Agreement.

7.          Sole Remedy. Upon the receipt of notice of a breach of any of the representations and warranties in Sections 5(e) or (f) of this Agreement which materially and adversely affects the value of a Contributed Student Loan or the interests of MRU ABS or any subsequent assignee of MRU ABS, Transferor shall, within 60 days of such notice, cure in all material respects the circumstances or condition which caused such representation or warranty to be incorrect or shall purchase such Contributed Student Loan by directly depositing into the Collection Account an amount equal to the Purchase Amount for such Contributed Student Loan. It is understood and agreed that the obligation of Transferor set forth in this Section 7 shall constitute the sole remedy available to MRU ABS with respect to the related breach of representation or warranty, and is not intended to and shall not constitute a guaranty of the collectibility or payment of any receivables related to any Contributed Student Loan which is not collected, not paid or is uncollectible on account of the insolvency, bankruptcy or financial inability to pay of the related Borrower.

8.          Indemnification. Transferor agrees to indemnify and hold harmless MRU ABS and its officers, directors, employees, representatives, shareholders, agents and attorneys of such entities from and against any and all claims, actions, liability, judgments, damages, costs and expenses, including reasonable attorneys’ fees, that may arise from (i) negligence, willful misconduct or breach of any of Transferor’s obligations or undertakings under this Agreement by Transferor or its agents or representatives, or (ii) a violation by Transferor or its agents or representatives of any New York or federal banking law specifically applicable to Transferor’s participation in a Program. The terms of this Section 8 shall survive the expiration or earlier termination of this Agreement.

9.          Assignment. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors, and permitted assigns. Neither party hereto shall be entitled to assign or transfer any interest under this Agreement without the prior written consent of the other party hereto. No assignment under this section shall relieve a party hereto of its obligations under this Agreement occurring prior to such transfer.

10.        Third Party Beneficiaries. Nothing contained herein shall be construed as creating a third-party beneficiary relationship between either party hereto and any other Person.

11.        Notices. All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received (i) on the day delivered, if delivered by hand; (ii) on the day transmitted, if transmitted by facsimile or e-mail with receipt confirmed; or (iii) three (3) Business Days after the date of mailing to the other party hereto, if mailed first-class postage prepaid, at the following address, or such other address as either party hereto shall specify in a notice to the other:

To Transferor:	MRU Holdings, Inc.
590 Madison Avenue
13th Floor
New York, NY 10022
Attn: Capital Markets
E-mail Address: JCoblentz@mruholdings.com
Telephone: (212) 398-1780
Facsimile: (212) 754-1048

To MRU ABS:	MRU ABS II LLC
590 Madison Avenue
13th Floor
Suite 200
New York, NY 10022
Attn: Capital Markets
E-mail Address: JCoblentz@mruholdings.com
Telephone: (646) 467-9261
Facsimile: (212) 754-1048

12.        Non Petition.  Transferor hereby agrees that it will not institute suit against MRU ABS, or join any other Person in instituting against MRU ABS, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceedings under any federal or state bankruptcy or similar law.

13.        Governing Law. Except as preempted or controlled by federal law, this Agreement shall be interpreted and construed in accordance with the laws of the State of New York, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws.

14.        Manner of Payments. Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by wire transfer to the bank accounts designated by the respective parties.

15.        Entire Agreement. This Agreement, including exhibits, constitute the entire agreement between the Parties with respect to the subject matter thereof, and supersede any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.

16.        Amendment and Waiver. This Agreement may be amended only by a written instrument signed by each of the parties hereto. The failure of a party hereto to require the performance of any term of this Agreement or the waiver by a party hereto of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the party against whom the waiver is to be enforced.

17.        Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

18.        Headings. Captions and headings in this Agreement are for convenience only and are not to be deemed part of this Agreement.

19.        Counterparts. This Agreement may be executed and delivered by the parties hereto in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

MRU Holdings, Inc.

By: _______________________
Title: ______________________

MRU ABS II LLC

By: _______________________
Title: ______________________

Schedule 1: Definitions

(a)	“Accepted Servicing Practices” has the meaning as set forth in the Master Loan Agreement.
(b)

“Applicable Law” means all federal, state and local laws, statutes, regulations and orders applicable to a party to this Agreement or relating or affecting any aspect of a Program, and all requirements of any Regulatory Authority having jurisdiction over a party to this Agreement, as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the term of this Agreement.

(c)	“Borrower ” means a Person to whom an Originating Lender has made a Student Loan and/or who is liable, jointly or severally, for amounts owing with respect to such Student Loan.
(d)	“Credit Policy” has the meaning as set forth in the Master Loan Agreement.
(e)	“Defaulted Student Loan” has the meaning as set forth in the Master Loan Agreement
(f)	“Delinquent Student Loan” has the meaning as set forth in the Master Loan Agreement
(g)	“Eligible Educational Institution” has the meaning as set forth in the Master Loan Agreement
(h)

“Insolvent ” means the failure to pay debts in the ordinary course of business, the inability to pay its debts as they come due or the condition whereby the sum of an entity’s debts is greater than the sum of its assets.

(i)	“Loan Agreement” means the document containing the terms and conditions of a Student Loan including all disclosures required by Applicable Law.
(j)	“Loan Program Agreement” means that Loan Program Agreement dated as of ________ between MRU Originations, Inc. and ________.
(k)	“Master Loan Agreement” means that certain Master Loan Agreement, dated as of ________, between MRU Funding SPV Inc. and ________.
(l)	“Originating Lender” means ________.
(m)	“Program ” means the consumer student loan program to be offered pursuant to the Loan Program Agreement.
(n)	“Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over a party.
(o)	“Servicing Agreement” has the meaning as set forth in the Master Loan Agreement.

(p)           “Student Loan Note” means a promissory note evidencing the related Student Loan.

Schedule 2

Contributed Student Loans